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                            DEBORAH A. FARRINGTON
                               929 PARK AVENUE
                             NEW YORK, NY 10028
                                (212) 772-3597
                             FAX: (212) 570-9465



Mr. Michael Moore
Chairman & CEO
Mr. Ted Dillard
President
Diversified Corporate Resources, Inc.
North Central Plaza III
12801 N. Central Expwy., Suite 350
Dallas, TX. 75243                                                  May 12, 1998

Dear Mike and Ted:

RE: CONSULTING AGREEMENT

I am pleased to set forth the basic terms of a Consulting Agreement (the "Agreement") between Diversified Corporate Resources, Inc. ("DCRI" or the "Company") and me with respect to services you wish me to provide to the Company for its merger and acquisition ("M&A") program and related financing plans. I am pleased to be working with the Company in this capacity, in addition to my regular duties as a member of the Board of Directors.

As discussed, I will work with you to support the M&A efforts and financing needs of DCRI and to provide the following services:

- Assist in developing a strategic plan for DCRI and determine acquisition criteria (have worked with the Company on this over the past few months);

- Work with intermediaries as well as directly with target companies to identify, review and select acquisition possibilities;

- Once acquisition possibilities have been selected, work with DCRI management to negotiate appropriate documents, including letter of intent and definitive agreement; assist the Company in planning and coordinating due diligence and other work necessary to complete acquisitions, following approval by DCRI's management and Board of Directors;

-    Assist in arranging financing as needed to complete acquisitions.

In consideration for the above services, DCRI agrees to pay to me:

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1) A one time retainer fee of $15,000 in recognition of the substantial start-up efforts required in implementing an M&A program for the Company,
2) $4,000 per month payable on the first of each month beginning with May's fee which is due immediately,
3) For companies identified by me (rather than brought to DCRI by intermediaries to whom the Company owes a fee) which the Company acquires, fees shall be agreed upon and approved by the Board of Directors on a case by case basis,
4) For financing identified and arranged by me, such fees as shall be approved by the Board of Directors, depending on the scope of services provided and circumstances, and
5) Such other fees as shall be approved by the Board of Directors, depending on the services provided.

Payment of any fees due me other than the monthly consulting fees shall be due at the closing of any acquisitions and funding of financings. You shall also agree to pay all reasonable expenses incurred with respect to my work on behalf of the Company pursuant to this Agreement. In addition, after discussion with you, we may agree to hire others on a consulting or other basis, as appropriate, to assist me in these efforts. I plan to commit approximately five days a month, or about 40 hours, to these activities (please note, my normal consulting fee is a minimum of $1,200 per day). If I find that substantially more time is required than this, we agree to renegotiate the Agreement, as we both shall agree is appropriate in the sole discretion of both parties.

My services under this Agreement shall commence on the date of this Agreement and shall continue thereafter until November 30, 1998, unless earlier terminated or renewed as provided in this Agreement. This Agreement shall terminate immediately in the event of my death or disability that prevents me from performing my duties hereunder in a manner reasonably satisfactory to the Board of directors of DCRI; provided however, that my estate shall be paid the monthly consulting fee through the date of death or disability, and the success fees referred to above, if any, for acquisitions and financing identified by me. This Agreement may be renewed upon the written agreement of the parties heretofore on or prior to October 31, 1998 for a term and an amount to be negotiated by the parties in their sole discretion.

In performing my services under this Agreement, I shall be an independent contractor and, as between DCRI and me, DCRI shall not be responsible for withholding collection or payment of income taxes or for other taxes of any nature on behalf of me. Nothing contained in this Agreement shall make me the agent, employee, joint venturer or partner of DCRI or provide me with the power or authority to bind DCRI to any contract, agreement or arrangements with any individual or entity except, with the prior written approval of DCRI.

The Agreement embodies the final, entire agreement among the parties hereto and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no unwritten oral agreements

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among the parties hereto. No variations, modifications, or changes herein shall be binding upon any party unless set forth in a document duly executed by or on behalf of such party.

You agree to indemnify me from and defend me against any and all claims made against me arising out of any of the activities described above, including reasonable attorneys' fees, but excluding claims based on my willful misconduct or gross negligence.

I look forward to working with DCRI on these exciting and important activities and ask that an appropriate officer sign below to indicate your agreement to these terms.

I understand that the terms of this Agreement are subject to approval by the Board of Directors.

Sincerely,


/s/ Deborah A. Farrington


Agreed and accepted:



/s/ M. Ted Dillard, President                   6-18-98
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Name:                                           Date:

Diversified Corporate Resources, Inc.